Exhibit 4.1

Capital Senior Living Corporation

Computershare

Computershare Trust Company, N.A.
250 Royall Street
Canton Massachusetts 02021
For questions call the Information Agent
Georgeson LLC at (866) 216-0462

MR A SAMPLE
DESIGNATION (IF ANY)
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C 1234567890 JNT

Primary Subscription Rights 12345678901234

RIGHTS CERTIFICATE

TO SUBSCRIBE FOR SHARES OF COMMON STOCK OF CAPITAL SENIOR LIVING CORPORATION (THE "COMPANY") PLEASE COMPLETE THE INSTRUCTIONS BELOW, SIGN AND RETURN THIS RIGHTS CERTIFICATE AND YOUR CHECK IN THE ENVELOPE PROVIDED.

CAPITAL SENIOR LIVING CORPORATION SUBSCRIPTION RIGHTS FOR SHARES OF COMMON STOCK

VOID IF NOT RECEIVED BY THE SUBSCRIPTION AGENT BEFORE 5:00 P.M. NEW YORK CITY TIME ON OCTOBER 18, 2021, UNLESS EXTENDED BY THE COMPANY (THE "EXPIRATION DATE").

The Company has distributed to each holder of its common stock owned as of record (each an "Eligible Holder") at 5:00 P.M. New York City Time on September 10, 2021 (the "Record Date"), at no charge, one nontransferable right, for each share of common stock held as of the Record Date, to purchase one share of common stock of the Company at $32.00 per share (the "Rights"). Each Right entitles an Eligible Holder who fully exercises its basic subscription privilege to subscribe, prior to the Expiration Date, for additional shares of common stock of the Company at an exercise price of $32.00 per share to the extent that any shares are not purchased by other Eligible Holders under their basic subscription privilege as of the Expiration Date (the "Oversubscription Privilege"). If an Eligible Holder attempts to exercise its Oversubscription Privilege and the Company is unable to issue the holder the full amount of shares of Common Stock requested, the Subscription Agent will return to the holder any excess amount, in the manner in which made, without interest or deduction as soon as practicable after the Expiration Date. The terms and conditions of the Rights offering are set forth in the Company's Base Prospectus dated May 6, 2020 (the "Base Prospectus") and the Prospectus Supplement, dated September 10, 2021 (the "Prospectus Supplement and, together with the Base Prospectus, the "Prospectus"), which is incorporated into this Rights Certificate by reference. Capitalized terms used but not defined herein have the meanings set forth in the Prospectus. The owner of this certificate is entitled to the number of basic Rights, and is entitled to exercise the basic Rights for the number of shares, shown on this Rights Certificate. All Rights not exercised prior to the Expiration Date shall be null and void.

THE RIGHTS ARE NON-TRANSFERABLE

The Rights are non-transferable. The Rights will not be listed on any securities exchange or quoted on any automated quotation system. The Company's shares of Common Stock issuable upon the exercise of the Rights are expected to be listed on NYSE under the symbol "CSU".

EXERCISE PRICE

The exercise price for the Rights and the Oversubscription Privilege is $32.00 per share. Rights may only be exercised for whole numbers of shares of Common Stock; no fractional shares of Common Stock will be issued. Fractional rights (if any) will be rounded up to the nearest whole number.

METHOD OF EXERCISE OF RIGHTS

IN ORDER TO EXERCISE YOUR RIGHTS, YOU MUST PROPERLY COMPLETE AND SIGN THIS RIGHTS CERTIFICATE ON THE BACK AND RETURN IT IN THE ENVELOPE PROVIDED TO COMPUTERSHARE TRUST COMPANY, N.A., TOGETHER WITH PAYMENT IN FULL FOR AN AMOUNT EQUAL TO THE APPLICABLE EXERCISE PRICE MULTIPLIED BY THE TOTAL NUMBER OF SHARES OF COMMON STOCK THAT YOU ARE REQUESTING TO PURCHASE TO THE RIGHTS AGENT, COMPUTERSHARE TRUST COMPANY, N.A., BEFORE 5:00 P.M. NEW YORK CITY TIME ON OCTOBER 18, 2021, UNLESS EXTENDED BY THE COMPANY.

Holder ID	COY	Class	Rights Qty Issued	Rights Cert #
123456789	XXXX	Subscription Rights	XXX.XXXXXX	12345678

Signature of Owner and U.S. Person for Tax Certification	Signature of Co-Owner (if more than one registered holder listed)	Date (mm/dd/yyyy)

12345678 CLS XRT2 COYC

03ILIB

PLEASE PRINT ALL INFORMATION CLEARLY AND LEGIBLY SECTION 1: OFFERING INSTRUCTIONS (check the appropriate boxes) IF YOU WISH TO SUBSCRIBE FOR YOUR FULL ENTITLEMENT OF SUBSCRIPTION RIGHTS: I apply for ALL of my entitlement of new shares $ pursuant to the basic subscription EXAMPLE: If you own 1,000 shares of common stock, your basic right permits the purchase of 1,000 shares at $32.00 per share. (no. of subscription rights) (no. of additional shares) (no. of new shares) x 1 = x $32.00 = (per share) x $32.00 = (per share) $ $ Amount of check or money order enclosed $ IF YOU DO NOT WISH TO APPLY FOR YOUR FULL ENTITLEMENT OF SUBSCRIPTION RIGHTS: In addition, I apply for additional shares pursuant to the Oversubscription Privilege* IF YOU DO NOT WISH TO EXERCISE YOUR RIGHT TO SUBSCRIBE: Please disregard this mailing. SECTION 2: SUBSCRIPTION AUTHORIZATION: I acknowledge that I have received the Prospectus for this offering of Subscription Rights and I hereby subscribe for the number of shares indicated above on the terms and conditions specified in the Prospectus relating to the basic subscription and the Oversubscription Privilege in the Subscription Rights offering. Signature of Subscriber(s) (and address if different than that listed on this Subscription Certificate) Telephone number (including area code) * You can only participate in the Oversubscription Privilege if you have subscribed for your full entitlement of new shares pursuant to the basic subscription. I apply for . FOR A MORE COMPLETE DESCRIPTION OF THE TERMS AND CONDITIONS OF THE RIGHTS OFFERING, PLEASE REFER TO THE PROSPECTUS, WHICH IS INCORPORATED HEREIN BY REFERENCE. COPIES OF THE PROSPECTUS ARE AVAILABLE UPON REQUEST FROM THE INFORMATION AGENT, GEORGESON LLC AT (866) 216-0462 (TOLL-FREE) EXERCISABLE ON OR BEFORE 5:00 P.M. NEW YORK CITY TIME ON OCTOBER 18, 2021, UNLESS EXTENDED BY THE COMPANY. Full payment of the exercise price for each share of common stock you wish to purchase be must be made in U.S. dollars by (1) certified check drawn upon a U.S. bank payable to the Rights Agent, or (2) cashier’s check drawn upon a U.S. bank or express money order payable to the Subscription Agent, in each case in accordance with the Prospectus. Notwithstanding the foregoing, Eligible Holders who hold shares as a depository or nominee must make all payments by wire transfer of immediately available funds to the account maintained by the Subscription Agent. Payments of the exercise price for the common stock will be held in an escrow account until the later of five business days after the satisfaction or waiver of the conditions to the rights offering or the Expiration Date, unless the Company withdraws or terminates the rights offering. No interest will be paid to you on the funds you deposit with the Subscription Agent. You will not receive any interest on the payments held by the Subscription Agent before your shares have been issued to you or your payment is returned to you, without interest, because your exercise has not been satisfied for any reason. Please complete all applicable information and return to: COMPUTERSHARE TRUST COMPANY, N.A. DELIVERY OF THIS SUBSCRIPTION CERTIFICATE TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY. Any questions regarding this Rights Certificate and Rights Offering may be directed to the Information Agent – Georgeson LLC at (866) 216-0462 (Toll Free) By First Class Mail: Computershare Trust Company, N.A., Corporate Actions Voluntary Offer, P.O. Box 43011, Providence, RI 02940-3011 By Express Mail or Overnight Delivery: Computershare Trust Company, N.A., Corporate Actions Voluntary Offer, 250 Royall Street, Suite V, Canton, MA 02021 x $32.00 = (no. of new shares) (per share)